Exhibit 99.1

E-mail from Benjamin Milk to LiveDeal, Inc. Board of Directors dated June 24, 2008

Rajesh and Fellow Board Members--

Thanks to you all for your contributions to the very good LiveDeal board discussions this week. I was very pleased to see that many of the governance and other issues that have concerned me over the past eighteen months, and which I repeatedly tried to advance under Dan Coury, have finally been embraced under the leadership of Mike Edelhart. However, I remain concerned that many other issues that have been raised, primarily by Joe Cunningham, have yet to be addressed. While I hope that such allegations will be investigated and found to be without merit, I do not believe that I am in a position to make a meaningful contribution to resolving these matters. Under the circumstances, I am resigning from the LiveDeal board of directors effective July 1. I wish you every success in revitalizing LiveDeal and growing the company’s presence on the internet.

Benjamin